Exhibit 99.1

Ultralife Batteries Awarded $25 Million Increase In Next Gen II Small
                Cylindrical Military Battery Contract

     NEWARK, N.Y.--(BUSINESS WIRE)--Sept. 27, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) has been awarded an increase by the U.S. Defense Department in the quantity of BA-5372/U batteries to be supplied under its Next Gen II Small Cylindrical battery contract. Valued at up to $25 million, the increase brings the total contract value to up to $45 million. Ultralife has already shipped or has orders scheduled for monthly shipments through 2006 totaling over $20 million. The additional quantities, once ordered, could extend deliveries into 2009.
     As a result of heightened military actions in the Middle East during the past few years, demands for the BA-5372/U battery have exceeded original projections. The remaining quantity of batteries that can be ordered on the current contract is insufficient to meet new projected demands and additional batteries are needed to eliminate backorders and replenish inventory.
     John D. Kavazanjian, Ultralife's president and chief executive officer, said, "We have been supplying this strategically important battery to the U.S. Military for many years and have always responded to its steadily increasing demand. We are regularly shipping these batteries and are prepared to supply the additional batteries over the next few years under this modified contract as we continue to receive additional order releases from the Government."
     The BA-5372/U is a 500 milliampere-hour, 6-volt battery, which provides memory back up power for over 60 applications, including a wide variety of tactical and strategic communications-electronics equipment, the most significant being the Single Channel Ground and Airborne Radio System.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
     This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission
(SEC) filings, including the latest Annual Report on Form 10-K. Note to editors:
Photos for the battery and application mentioned in this release, and other Ultralife military batteries, are available at: http://www.ultralifebatteries.com/milphoto.asp Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com